Plan Of Reorganization

JNL Variable Fund LLC
JNL/Mellon Capital NYSE® International 25 Fund

JNL Series Trust
JNL/Mellon Capital International Index Fund

This Plan of Reorganization ("Plan") has been entered into on September 12, 2014, by JNL Variable Fund LLC (the "Fund"), a Delaware limited liability company, on behalf of its JNL/Mellon Capital NYSE® International 25 Fund (the "Acquired Fund"), and JNL Series Trust (the "Trust"), a Massachusetts business trust, on behalf of its JNL/Mellon Capital International Index Fund ("Acquiring Fund").
Whereas, the Trust and the Fund are each registered with the U.S. Securities and Exchange Commission in accord with the provisions of the Investment Company Act of 1940 as amended (the "1940 Act"), each as an open-end management investment company, and each has established several separate series of shares ("funds"), with each fund having its own assets and investment policies;
Whereas the Trust's Board of Trustees and the Fund's Board of Managers, including a majority of the Trustees/Managers who are not interested persons of the Trust/Fund, has each determined that the transactions described herein are fair and reasonable, that participation in the transactions described herein is in the best interests of the Acquired Fund, and that the interests of the existing shareholders/interest holders of both the Acquired Fund and the Acquiring Fund will not be diluted as a result of the transactions described herein;
Whereas Article III, Section 3 of the Fund's Operating Agreement, adopted November 27, 2012 (the "Operating Agreement"), authorizes the Board of Managers to direct the management of the business and affairs of the Fund;
Whereas Article IV, Section 3 of the Trust's Declaration of Trust, dated June 1, 1994 (the "Declaration of Trust"), authorizes the Board of Trustees to direct the management of the business and affairs of the Trust; and
Whereas the Trust's Board of Trustees and the Fund's Board of Managers, including a majority of the Trustees/Managers who are not interested persons of the Trust/Fund, has approved the reorganization of the Acquired Fund with and into the Acquiring Fund;
Now, Therefore, all the assets, liabilities and interests of the Acquired Fund shall be transferred on the Closing Date to the Acquiring Fund, as described below:
1.
The Closing Date shall be September 12, 2014, or if the New York Stock Exchange or another primary trading market for portfolio securities of the Acquired Fund or the Acquiring Fund (each, an "Exchange") is closed to trading or trading thereon is restricted, or trading or the reporting of trading on an Exchange or elsewhere is disrupted so that, in the judgment of either the Board of Manager or the Board of Trustee, accurate appraisal of the value of either the Acquired Fund's or the Acquiring Fund's net assets and/or the net asset value per share of either class of Acquiring Fund shares is impracticable, the Closing Date shall be postponed until the first business day after the day when such trading has been fully resumed and such reporting has been restored;

2.
On or before the Closing Date, and before effecting each reorganization transaction described herein, the Fund and the Trust shall have received a satisfactory written opinion of legal counsel as to each such transaction that:

a.
such transaction will qualify as a "reorganization" (as defined in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code")), and each Fund will be "a party to a reorganization" (within the meaning of Section 368(b) of the Code); the Acquired Fund will recognize no gain or loss on the transfer of the assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the liabilities or on the subsequent distribution of those Acquiring Fund shares to the Acquired Fund shareholders in exchange for their Acquired Fund shares; the Acquiring Fund will recognize no gain or loss on its receipt of the assets in exchange solely for Acquiring Fund Shares and its assumption of the related liabilities; the Acquiring Fund's basis in each asset will be the same as the Acquired Fund's basis therein immediately before the reorganization transaction, and the Acquiring Fund's holding period for each asset will include the Acquired Fund's holding period therefore (except where the Acquiring Fund's investment activities have the effect of reducing or eliminating an asset's holding period); an Acquired Fund shareholder will recognize no gain or loss on the exchange of all its Acquired Fund shares solely for Acquiring Fund shares pursuant to the reorganization transaction; and an Acquired Fund shareholder's aggregate basis in the Acquiring Fund shares it receives in the reorganization transaction will be the same as the aggregate basis in its Acquired Fund shares it actually or constructively surrenders in exchange for those Acquiring Fund shares, and its holding period for those Acquiring Fund shares will include, in each instance, its holding period for those Acquired Fund shares, provided the Acquired Fund shareholder holds those Acquired Fund shares as capital assets at the Closing Date; and

b.
the securities to be issued in connection with such transaction have been duly authorized and, when issued in accordance with this Plan of Reorganization, will have been validly issued and fully paid and will be non-assessable by the Trust on behalf of the relevant Acquiring Fund.

3.
In exchange for all of its shares of the Acquired Fund, each shareholder of the Acquired Fund shall receive a number of shares, including fractional shares, of the Acquiring Fund equal in dollar value to the number of whole and fractional shares that such shareholder owns in the Acquired Fund.  Each shareholder of the Acquired Fund shall thereupon become a shareholder of the Acquiring Fund.

4.
For purposes of this transaction, the value of the shares of the Acquiring Fund and the Acquired Fund shall be determined as of 4:00 p.m., Eastern Time, on the Closing Date. Those valuations shall be made in the usual manner as provided in the relevant prospectus of the Fund and/or the Trust.

5.
Upon completion of the foregoing transactions, the Acquired Fund shall be terminated and no further shares shall be issued by them. The classes of the Fund's shares representing the Acquired Fund shall thereupon be closed and the shares previously authorized for those classes shall be reclassified by the Board of Managers and the Board of Trustees, respectively.  The Fund's Board of Managers and management of the Fund shall take whatever actions may be necessary under Delaware law and the 1940 Act to effect the termination of the Acquiring Fund.

6.
The costs and expenses of these transactions, including the preparation, filing, printing and mailing of material, disclosure documents and related legal fees, shall be borne by Jackson National Asset Management, LLC.

A copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding on any of the Trustees, officers, or shareholders of the Trust individually, but only binding on the assets and properties of the Trust.
In Witness Whereof, JNL Variable Fund LLC, on behalf of the JNL/Mellon Capital NYSE® International 25 Fund, and JNL Series Trust, on behalf of the JNL/Mellon Capital International Index Fund, has each caused this Plan of Reorganization to be executed and attested in the City of Chicago, State of Illinois, on the date first written above.
JNL Series Trust

By:/s/Mark D. Nerud
Mark D. Nerud, President

Attest:/s/Daniel W. Koors
Daniel W. Koors, Vice President

JNL Variable Fund LLC

By:/s/Mark D. Nerud
Mark D. Nerud, President

Attest:/s/Daniel W. Koors
Daniel W. Koors, Vice President